UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2012

Beam Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Lake Cook Road Deerfield, IL		60015
(Address of Principal Executive Offices)		(Zip Code)

(847) 948-8888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 3, 2012, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of Beam Inc. (the “Company”) approved the adoption of the Beam Executive Deferred Compensation Plan (the “Plan”). The Plan is an unfunded, nonqualified deferred compensation plan intended to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Plan is effective as of January 1, 2013 and provides an opportunity for eligible employees, including members of senior management, to voluntarily defer receipt of a portion of their respective cash compensation. The amount of compensation to be deferred by each participating employee (individually, a “participant” and collectively, the “participants”), if any, is determined in accordance with the Plan based on each participant’s election. Deferred compensation under the Plan is payable in cash on a date or dates selected by each participant at the time of enrollment, subject to change in certain specified circumstances.

Amounts deferred under the Plan will be credited to bookkeeping accounts maintained by the Company for each participant, adjusted for any gains or losses attributable to the performance of hypothetical investment options selected by the participant. Payment obligations pursuant to the Plan are unsecured general obligations of the Company. The Committee may amend the Plan from time to time, except that no amendment may reduce the accrued and vested amount of a participant’s account immediately prior to the time the amendment is adopted.

This summary of the terms of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Beam Executive Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAM INC. (Registrant)

Date: October 10, 2012	By	/s/ Kenton R. Rose
	Name:	Kenton R. Rose
	Title:	Senior Vice President, General Counsel and Chief
Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Beam Executive Deferred Compensation Plan

4